Exhibit 99.1

              CB&I Announces First Quarter 2007 Results

    THE WOODLANDS, Texas--(BUSINESS WIRE)--May 1, 2007--CB&I
(NYSE:CBI) today reported net income of $36.6 million, or $0.38 per diluted share, for the first quarter 2007, compared with $13.3 million, or $0.13 per diluted share, for the first quarter 2006.

    New awards for the quarter were $2.1 billion, bringing CB&I's total backlog to $5.7 billion, as of March 31, 2007. Revenue for the quarter was $857 million, up 33 percent compared with the first quarter 2006.

    "I'm pleased to report a solid quarter for CB&I with backlog at an all-time high driven by robust growth in new awards," said Philip K. Asherman, President and CEO. "The quarter's results reflect a strong energy market, coupled with the successful execution of our business model. CB&I's project portfolio positions us to capitalize on forecasted energy demand in each of the company's market segments -- LNG infrastructure, refining processes, and steel plate storage structures."

    Cash and cash equivalents at the end of the quarter totaled $683 million, up from $619 million at year-end 2006. Capital expenditures for the first quarter were $22.5 million, compared with $12.8 million for the first quarter 2006. During the quarter, CB&I used $20.9 million of cash to repurchase approximately 702,000 shares of its common stock at an average price of $29.85 per share.

    CB&I will host a conference call at 10 a.m. Central time (11 a.m.
EDT) Wednesday, May 2, 2007 to discuss financial and operating results, and answer questions from investors.

    About CB&I

    CB&I executes more than 500 projects each year and is one of the world's leading engineering, procurement and construction (EPC) companies, specializing in projects for customers that produce, process, store and distribute the world's natural resources. With more than 60 locations and approximately 13,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.

    Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions, and may differ materially from those expressed or implied by any forward-looking statements. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected performance of contracts; the uncertain timing and funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed price, target price or similar contracts whether as the result of improper estimates or otherwise; risks associated with percentage-of-completion accounting; the Company's ability to settle or negotiate unapproved change orders and claims; changes in the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors; adverse impacts from weather conditions may affect the Company's performance and timeliness of completion, which could lead to increased costs and affect the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors; increased competition; fluctuating revenue resulting from a number of factors, including the cyclical nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue; lower than expected growth in Company's primary end markets, including but not limited to LNG and refining and related processes; risks inherent in acquisitions and the Company's ability to obtain financing for proposed acquisitions; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; adverse outcomes of pending claims or litigation or the possibility of new claims or litigation, including but not limited to pending securities class action litigation, and the potential effect on the Company's business, financial condition and results of operations; the ultimate outcome or effect of the pending Federal Trade Commission order on the Company's business, financial condition and results of operations; lack of necessary liquidity to finance expenditures prior to the receipt of payment for the performance of contracts and to provide bid and performance bonds and letters of credit securing the Company's obligations under its bids and contracts; proposed and actual revisions to U.S. and non-U.S. tax laws, and interpretation of said laws, and U.S. tax treaties with non-U.S. countries (including The Netherlands), that seek to increase income taxes payable; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which the Company operates; and a downturn or disruption in the economy in general. Additional factors which could cause actual results to differ materially from such forward-looking statements are described under "Risk Factors" as set forth in the Company's Form 10-K filed with the SEC for the year ended Dec. 31, 2006. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

         CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data)


                                                     Three Months
                                                    Ended March 31,
                                                   2007       2006

Revenue                                           $857,305   $646,596

Cost of revenue                                    773,966    587,396
                                                 ---------- ----------

   Gross profit                                     83,339     59,200
   % of Revenue                                        9.7%       9.2%
Selling and administrative expenses                 36,838     38,949
   % of Revenue                                        4.3%       6.0%
Intangibles amortization                               132        177
Other operating income, net                           (428)       (90)
                                                 ---------- ----------

   Income from operations                           46,797     20,164
   % of Revenue                                        5.5%       3.1%
Interest expense                                    (1,078)    (2,389)
Interest income                                      8,071      2,850
                                                 ---------- ----------

   Income before taxes and minority interest        53,790     20,625

Income tax expense                                 (16,137)    (6,468)
                                                 ---------- ----------

   Income before minority interest                  37,653     14,157

Minority interest in income                         (1,058)      (821)
                                                 ---------- ----------

Net income                                         $36,595    $13,336
                                                 ========== ==========


Net income per share
   Basic                                             $0.38      $0.14
   Diluted                                           $0.38      $0.13

Weighted average shares outstanding
   Basic                                            95,533     97,390
   Diluted                                          96,738     99,264


         CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                         SEGMENT INFORMATION
                            (in thousands)

                                         Three Months Ended
                                   March 31,            March 31,
                                     2007                 2006

                                            % of                % of
NEW AWARDS(a)                               Total               Total

 North America                  $394,774       18%  $604,731       69%
 Europe, Africa & Middle East    135,330        6%   187,667       22%
 Asia Pacific                     11,874        1%    34,259        4%
 Central & South America       1,606,480       75%    45,757        5%
                              -----------          ----------
    Total                     $2,148,458            $872,414
                              ===========          ==========


                                            % of                % of
REVENUE                                     Total               Total

 North America                  $430,144       50%  $358,232       56%
 Europe, Africa & Middle East    282,984       33%   213,879       33%
 Asia Pacific                     85,421       10%    47,711        7%
 Central & South America          58,756        7%    26,774        4%
                              -----------          ----------
    Total                       $857,305            $646,596
                              ===========          ==========


                                            % of                % of
INCOME FROM OPERATIONS                     Revenue             Revenue

 North America                   $29,516      6.9%    $3,130      0.9%
 Europe, Africa & Middle East      8,016      2.8%    15,967      7.5%
 Asia Pacific                      5,797      6.8%       444      0.9%
 Central & South America           3,468      5.9%       623      2.3%
                              -----------          ----------
    Total                        $46,797      5.5%   $20,164      3.1%
                              ===========          ==========

(a) New awards represents the value of new project commitments received by the Company during a given period. These commitments are included in backlog until work is performed and revenue is recognized or until cancellation. Backlog may also fluctuate with currency movements.



         CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                              March 31,   December 31,
                                                2007         2006
ASSETS

Current assets                                $1,370,235   $1,295,790
Property and equipment, net                      203,836      194,644
Goodwill and other intangibles, net              254,932      255,550
Other non-current assets                          36,167       38,428
                                             ------------ ------------
      Total assets                            $1,865,170   $1,784,412
                                             ============ ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                          $ 1,187,211   $1,137,160
Other non-current liabilities                    110,768      104,817

Shareholders' equity                             567,191      542,435
                                             ------------ ------------
      Total liabilities and shareholders'
       equity                                 $1,865,170   $1,784,412
                                             ============ ============


         CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND OTHER FINANCIAL
                                 DATA
                            (in thousands)

                                                      Three Months
                                                     Ended March 31,
                                                     2007      2006
CASH FLOWS

Cash flows from operating activities               $103,531   $24,911
Cash flows from investing activities                (21,113)  (33,915)
Cash flows from financing activities                (18,739)   (5,966)
                                                   --------- ---------

Increase (decrease) in cash and cash equivalents     63,679   (14,970)
Cash and cash equivalents, beginning of the year    619,449   333,990
                                                   --------- ---------
Cash and cash equivalents, end of the period       $683,128  $319,020
                                                   ========= =========

OTHER FINANCIAL DATA

Depreciation and amortization expense                $7,193    $5,611
Capital expenditures                                $22,518   $12,790

Decrease (increase) in receivables, net             $49,961  $(38,121)
Change in contracts in progress, net                 10,596    74,516
Decrease (increase) in non-current contract
 retentions                                           6,941    (3,348)
Increase (decrease) in accounts payable                 740   (13,722)
                                                   --------- ---------
      Change                                        $68,238   $19,325
                                                   ========= =========


    CONTACT: CB&I, The Woodlands
             Media: Jan Sieving, +1-832-513-1111
             or
             Analysts: Marty Spake, +1-832-513-1245